Exhibit 99.1

News Release

Excel Trust Acquires and Signs Contracts for an Additional $157 Million in Properties

SAN DIEGO, Sep 07, 2010 (BUSINESS WIRE) —

Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), has acquired two properties for $54.6 million and signed purchase contracts to acquire five properties for $102 million. Since its initial public offering, Excel Trust has grown its portfolio to a gross asset value of approximately $226.5 million, not including properties under contract.

Vestavia Hills City Center - Birmingham, AL. Excel Trust purchased this multi-tenant community shopping center on August 30, 2010 for approximately $33.5 million at an approximate capitalization rate of 10.3%. This purchase price represents a significant discount from the bank note. Built in 2002, the property has 375,871 square feet of gross leasable area and is anchored by Publix, Stein Mart, Dollar Tree and Rave Movie Theaters. Vestavia Hills, a suburb of Birmingham, is situated in Shelby County, the fastest growing county in Alabama and one of the Top 100 fastest growing counties in the United States.

Grant Creek Town Center - Missoula, MT. Excel Trust purchased this multi-tenant community shopping center on August 27, 2010 for approximately $21.3 million at an approximate capitalization rate of 8.5%. Built in 2002, the property has 163,774 square feet of gross leasable area and is anchored by Ross Dress for Less, REI and TJ Maxx. This property is located in a strong retail corridor surrounded by such retailers as Target, Costco, Wal-Mart, Lowe’s, and Home Depot.

Brandywine Crossing and Rosewick Crossing - Brandywine and La Plata, MD (Washington Metropolitan Area). Excel Trust recently signed a purchase contract to acquire these grocery anchored shopping centers for $70 million at a blended capitalization rate of approximately 7.5%. Upon stabilization the capitalization rate is expected to exceed 8%. Built in 2009, Brandywine Crossing has 197,884 square feet of gross leasable area. The property is anchored by Safeway (on a ground lease), JoAnn’s and Marshall’s and shadow anchored by Costco and Target. Built in 2008, Rosewick Crossing has 116,008 square feet of gross leasable area. The property is anchored by Giant Food on a ground lease and shadow anchored by Lowe’s. The average household income within a three mile radius is over $100,000 for both properties.

Shops at Foxwood - Ocala, FL. Excel Trust recently signed a purchase contract (previously under binding letter of intent) to acquire this multi-tenant community shopping center for an estimated $14.5 million at a capitalization rate in excess of 8%. The property is anchored by Publix and has 78,660 square feet of gross leasable area, excluding a ground lease to McDonald’s and an additional outparcel of land. Publix relocated from an adjacent center in order to expand its footprint and operations.

Settler’s Market at New Town - Williamsburg, VA. Excel Trust recently signed a purchase contract with a bank to acquire this community shopping center for approximately $13.5 million, representing a significant discount from the bank note which was foreclosed on. The property currently has approximately 47,000 square feet of gross leasable area occupied by tenants such as Trader Joe’s, BB&T Bank and Baker’s Crust. The property is also entitled and graded along with roads, curbs and street lights to readily accommodate approximately 300,000 square feet of additional retail space. Several national retailers have expressed strong interest in the property.

Walgreens - Princeton, WV. Excel Trust recently signed a purchase contract to acquire this property for approximately $4 million at an approximate capitalization rate of 8%. Built in 2008, this freestanding retail property has 14,550 square feet of gross leasable area and is under a bond lease to Walgreens (A+ S&P credit rating). Walgreens operates over 7,500 drugstores with annual sales in excess of $63 billion. The initial lease term extends to 2033.

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company intends to be treated as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2010. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit http://www.exceltrust.com.

Forward-looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks include, without limitation: adverse economic or real estate developments in the retail industry or the markets in which Excel Trust operates; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; Excel Trust’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; Excel Trust’s inability to successfully complete real estate acquisitions or successfully operate acquired properties and Excel Trust’s failure to qualify or maintain its status as a REIT. For a further list and description of such risks and uncertainties that could impact Excel Trust’s future results, performance or transactions, see the reports filed by Excel Trust with the Securities and Exchange Commission, including its final prospectus relating to its initial public offering and quarterly reports on Form 10-Q. Excel Trust disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.